UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 15, 2024

NorthWestern Energy Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware			000-56598	93-2020320
(State or other jurisdiction of incorporation or organization)			(Commission File Number)	(I.R.S. Employer Identification No.)
3010 W. 69th Street	Sioux Falls	South Dakota		57108
(Address of principal executive offices)				(Zip Code)
Registrant’s telephone number, including area code: 605-978-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
NorthWestern Energy Group, Inc.	Common stock	NWE	Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 7.01 Regulation FD Disclosure.
NorthWestern Energy Group, Inc. d/b/a NorthWestern Energy (Nasdaq: NWE) (the “Company”) and its wholly owned public utility subsidiaries recently filed regulatory rate reviews with respect to electric utility services in Montana and gas utility services in Montana, Nebraska, and South Dakota (collectively, the “Rate Review Filings”). The Company has prepared a presentation (the “Presentation”) summarizing key aspects and details of the Rate Review Filings.
A copy of the Presentation is being furnished pursuant to Regulation FD as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information in the Presentation will not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Furthermore, the Presentation will not be deemed to be incorporated by reference into the Company's filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except as set forth with respect thereto in any such filing.
Item 8.01 Other Information.
In connection with the Rate Review Filings, the Company and its public utility subsidiaries are seeking an increase in base rates driven primarily by investment in additional utility infrastructure. Certain details regarding the Rate Review Filings are summarized below and in the Presentation attached hereto as Exhibit 99.1.
Montana Electric Rate Review. On July 10, 2024, the Company’s wholly owned subsidiary, NorthWestern Corporation, filed an electric rate review with the Montana Public Service Commission (“MPSC”). The filing requests a base rate revenue increase of $156.5 million ($69.4 million net with property tax and PCCAM electric supply tracker adjustments) driven primarily by the investment of approximately $874 million for plant in service in 2023 (and expected for 2024) and other costs not included in current rates. These investments include the 175-megawatt natural gas-fired Yellowstone County Generating Station, an on-demand generation resource located in Montana that is dispatchable to meet energy demand when Montana customers need it most. The Company anticipates that the typical 750kWh residential electric bill will increase $2.09 per month over current rates if the MPSC adopts interim rates on October 1, 2024, and $9.11 per month over current rates if the MPSC adopts the proposed final rates in April 2025.
Montana Gas Rate Review. On July 10, 2024, the Company’s wholly owned subsidiary, NorthWestern Corporation, filed a gas rate review with the Montana Public Service Commission (“MPSC”). The filing requests a base rate revenue increase of $28.6 million driven primarily by the investment of approximately $174 million for plant in service in 2023 (and expected for 2024) and other costs not included in current rates. The Company anticipates that the typical 65 Therm residential bill will increase $4.81 per month over current rates if the MPSC adopts interim rates on October 1, 2024, and $8.84 per month over current rates if the MPSC adopts the proposed final rates in April 2025.
South Dakota Gas Rate Review. On June 21, 2024, the Company’s wholly owned subsidiary, NorthWestern Energy Public Service Corporation, filed a gas rate review with the South Dakota Public Utilities Commission (“SDPUC”). The filing requests a base rate revenue increase of $6.0 million, driven primarily by the investment of approximately $80 million in infrastructure since 2010 and other costs not included in current rates. The Company anticipates that the typical 100 Therm residential bill will increase $8.38 per month over current rates if the SDPUC adopts the proposed final rates.
Nebraska Gas Rate Review. On June 6, 2024, the Company’s wholly owned subsidiary, NorthWestern Energy Public Service Corporation, filed a gas rate review with the Nebraska Public Service Commission (“NPSC”). The filing requests a base rate revenue increase of $3.6 million driven primarily by the investment of approximately $42 million in infrastructure since 2007 and other costs not included in current rates. The Company anticipates that the typical 100 Therm residential bill will increase $7.54 per month over current rates if the NPSC adopts the proposed final rates.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description of Document
99.1*	2024 Rate Review Summary Presentation, dated July 12, 2024
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

* filed herewith

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthWestern Energy Group, Inc.

By:	/s/ Timothy P. Olson
Timothy P. Olson
Corporate Secretary
Date: July 15, 2024